Contacts:
David Wonderling                                                   Phil Piemonte
Motient                                                        Hill and Knowlton
703-716-6375                                                        703-476-2241
david.wonderling@motient.com                              emonte@hillandknowlton





                 AMERICAN MOBILE SELECTS "MOTIENT CORPORATION"
                      AS BUSINESS NAME FOR NEW MILLENNIUM

         Motient Reflects A Focused Commitment to Mobile Communications


RESTON, VA, - April 24, 2000 --Projecting a clear vision for its corporate future, American Mobile Satellite Corporation (NASDAQ: SKYC) today announced that it was reinforcing its change of corporate direction by renaming the company "Motient Corporation." {NASDAQ symbol effective April 25, 2000 - MTNT}.

"Motient  conveys  a  sense  of  motion,  intelligence  and  information  -  all critically important factors in how we provide wireless communications solutions," said Walter V. Purnell, Jr., president and chief executive officer of Motient. "Our corporate direction is providing wireless data solutions and mobile Internet access using the best terrestrial network in the United States. Motient's satellite and industry-leading terrestrial network provide on-street and in-building coverage to more than 220 million Americans; it is clearly our competitive edge."

"Motient is information in motion, solutions in motion and instant messaging for business-to-business and business-to-consumers," Purnell continued. "We are excited about our role in the ever-changing world of the mobile professional - travelling around the Beltway or across the United States."

According to Gary M. Parsons, Motient Chairman, "We have clearly moved beyond our initial role as a satellite service provider. The new name and branding is more consistent with our role as a mobile Internet provider with a comprehensive terrestrial and satellite data communications network. eLinksm wireless email by Motient and MobileMAX2(TM)by Motient keep business connected to both corporate and personal information."




About  Motient

Motient (www.Motient.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of two-way mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides its industry-leading eLinksm two-way wireless email service to customers accessing email through corporate servers, Internet Service Provider
(ISP) and Mail Service Provider (MSP) accounts, and paging network suppliers. Motient serves a variety of markets including mobile professionals, telemetry, transportation, field service, and nationwide voice dispatch offering coverage to all 50 states, Puerto Rico, the U.S. Virgin Islands, and hundreds of miles of
U. S. coastal waters.

                                     # # #


Factors that could cause actual results to differ materially from those in the forward-looking statements in this news release are described in Motient (formerly American Mobile Satellite) Corporation's registration statement on Form S-3 (File No. 333-81459) and in Motient's (formerly American Mobile's) annual report on Form 10-K for the year ended December 31, 1999 and its other periodic filings and reports with the Securities and Exchange Commission. Copies of such reports and filings are available upon request from Motient Corporation's Investor Relations Department.